UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016 (August 11, 2016)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard,

Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2016, the Board of Directors of Corrections Corporation of America (the “Company”), in accordance with the Company’s Bylaws, expanded the size of the Company’s Board of Directors (the “Board”) to ten members and appointed Ms. Stacia A. Hylton to serve as a member of the Board, effective immediately, until the Company’s 2017 Annual Meeting of Stockholders and until her successor is duly elected and qualified. The Board has determined that Ms. Hylton is independent within the rules of the Securities and Exchange Commission and the New York Stock Exchange as currently in effect. There were no arrangements or understandings between Ms. Hylton and any other persons pursuant to which she was selected as a director. In addition, Ms. Hylton is not a party to any transaction, or any proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Hylton’s appointment to the Board, Ms. Hylton received an initial grant of 2,206 shares of the Company’s restricted stock units. The restricted stock units were issued pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan and are subject to an individual award agreement, the form of which was filed previously with the Securities and Exchange Commission. Ms. Hylton will serve on the Nominating and Governance Committee of the Board.

Ms. Hylton will be compensated for her service according to the Company’s policy for non-employee directors. A description of the compensation payable to members of the Company’s non-employee directors was included in the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 30, 2016.

Ms. Hylton, age 56, retired in 2015 as Director of the U.S. Marshals Service. She was nominated by President Barack Obama and confirmed by the United States Senate in 2010. Previously, Ms. Hylton was President of Hylton, Kirk and Associates, a Virginia-based private consulting firm, and served as the Federal Detention Trustee from 2004 to 2010. From 1980 to 2004, Ms. Hylton served in progressively senior leadership positions within the U.S. Marshals Service.

Ms. Hylton currently serves as a Director on the Board for SPOK.INC, a publicly traded communications solutions company, where she also serves on the Financial Audit Committee. Ms. Hylton is a Principle of LS Advisory, which is a New Jersey-based business solutions advisory company. She is a Fellow for the National Academy for Public Administration. Ms. Hylton has served on the Board of Directors of the National Center for Missing and Exploited Children and the National Law Enforcement Exploring. She has also served on the Executive Committee for the International Chiefs of Police and on the Accreditation and Policy Committees for the National Sheriffs Association.

In connection with Ms. Hylton’s appointment to the Board, the Company intends to enter into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. Hylton in the form disclosed in the Company’s public filings and previously approved by the Board, as referenced below. Pursuant to the terms of the Indemnification Agreement, the Company will be required to indemnify and advance expenses to Ms. Hylton to the maximum extent permitted by Maryland law, except as otherwise provided in the Indemnification Agreement, if she is or is threatened to be made a party to a proceeding by reason of her status as a director of the Company. The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 18, 2009 and which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 11, 2016, the Company issued a press release announcing the appointment of Ms. Hylton to the Board. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished as part of this Current Report:

Exhibit 99.1 – Press Release dated August 11, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 16, 2016	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ David Garfinkle

David Garfinkle
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated August 11, 2016